Exhibit 99.1

                           LAWTER INTERNATIONAL, INC.
                      990 SKOKIE BLVD. NORTHBROOK, IL 60062
                          708 498-4700 FAX 708 498-0066

                                  NEWS RELEASE

For further information, please contact:
Mr. John O'Mahoney, Vice Chairman



              LAWTER TO PROVIDE APPROXIMATELY $11 MILLION AFTER-TAX
                        FOR CONSOLIDATION OF FACILITIES,
                  EMPLOYEE REDUCTION AND OTHER CHARGES TO 1995
                             FOURTH QUARTER EARNINGS


        Northbrook, Illinois -- January 9, 1996 -- Lawter International, Inc. announced today that it will provide an approximate $11 million after-tax charge to the fourth quarter of 1995. This will be for consolidation of manufacturing facilities, primarily in Europe, reduction of personnel, disposal of certain assets and other year end charges. These actions are intended to stream line operations, reduce costs and position the Company for increased growth and profitability in the future.

        Personnel reductions have already become effective at certain locations in the U.S. and abroad, and should ultimately approximate 20% of the total work force.

        Sales for the fourth quarter of 1995 were less than sales of the same period of 1994 by approximately 7%. This resulted from a reduction of printing ink consumption that took place during the fourth quarter of 1995 when compared to the fourth quarter of 1994 which was an all-time record. Audited results for sales and earnings for 1995 are expected to be available by February 13, 1996.

        In Board action today, Mr. John O'Mahoney, Vice Chairman and Chief Executive Officer, and Mr. John Jilek, President and Chief Operating Officer, were elected directors of the Company.

        Lawter directors also voted a regular dividend of 10 cents per share payable March 1, 1996, to shareholders of record at the close of business February 15, 1996.